Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 18, 2002 relating to the financial statements of Bank of America Corporation, which appears in the Bank of America Corporation Annual Report for the year ended December 31, 2001.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Charlotte, North Carolina
January 30, 2003